SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed	by the Registrant ☒
Filed	by a Party other than the Registrant ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ACE Limited

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL GENERAL MEETING

April 9, 2003

Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

The Annual General Meeting of ACE Limited (the “Company”) will be held on Thursday, May 15, 2003, at 8:00 a.m. at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, for the following purposes:

1.	To elect five directors to hold office until 2006 and one director to hold office until 2005;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003; and

3.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 28, 2003, are entitled to notice of, and to vote at, the Annual General Meeting.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By Order of the Board of Directors,

Brian Duperreault

Chairman and Chief Executive Officer

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

April 9, 2003

PROXY STATEMENT

The Board of Directors of ACE Limited (the “Company”) is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 8:00 a.m. on Thursday, May 15, 2003, at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the “Notice of Annual General Meeting” attached hereto.

Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Only holders of Ordinary Shares of record as of the close of business on March 28, 2003 will be entitled to vote at the meeting. As of the close of business on March 28, 2003, there were outstanding 264,493,395 Ordinary Shares of the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company’s Amended and Restated Articles of Association (the “Articles”)).

The election of each nominee for director and the ratification of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting) at the meeting. The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of the proposals to elect directors or to ratify the appointment of the Company’s independent accountants.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002 accompanies this Proxy Statement.

This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 14, 2003.

The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

ELECTION OF DIRECTORS

(Item A on Proxy Card)

The Company’s Articles provide that the Company’s Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Company’s Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting.

The Executive Committee of the Company’s Board of Directors has nominated Michael G. Atieh, Bruce L. Crockett, Thomas J. Neff, Robert W. Staley and Gary Stuart for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2006, and Evan G. Greenberg for election as a director of the Company to serve a two-year term expiring at the Annual General Meeting in 2005, and, in each case, until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

Nominees for Election to Terms Expiring in 2006

Michael G. Atieh, age 49, has been a director of the Company since September 1991. Mr. Atieh has served as Group President of Dendrite International, Inc. (technology and services) since January 2002, Senior Vice President and Chief Financial Officer of Dendrite International, Inc. from October 2000 to December 2001, as Vice President, U.S. Human Health, a division of Merck & Co., Inc. (“Merck”) (pharmaceuticals) from January 1999 to September 2000, as Senior Vice President—Sales of Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly-owned subsidiary of Merck from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

Bruce L. Crockett, age 59, has been a director of the Company since May 1995. Mr. Crockett is currently a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation (“COMSAT”) (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. Mr. Crockett was an employee of COMSAT since 1980 and held various operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett is a director or trustee of the AIM Mutual Funds Boards, and a director of Captaris, Inc. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester.

Thomas J. Neff, age 65, has been a director of the Company since May 1997. Mr. Neff has been with Spencer Stuart & Associates, N.A. (executive search consulting) since 1976 serving as President of the worldwide firm from 1979 to 1996. Since 1996, Mr. Neff has served as chairman of Spencer Stuart, U.S. Mr. Neff is a director of EXULT, Inc. and various mutual funds managed by Lord, Abbett & Co.

Robert W. Staley, age 68, has been a director of the Company since January 1986. Mr. Staley retired March 1, 2000 as an officer and director of Emerson Electric Co. (“Emerson”) (electric equipment) where he had been employed since 1975, serving as Vice Chairman since November 1988. Mr. Staley continues to serve Emerson as a Senior Advisor. Mr. Staley is also a trustee emeritus of Cornell University and is the chairman of the board of trustees of Ranken Technical College.

Gary M. Stuart, age 62, has been a director of the Company since March 1988. Mr. Stuart served as Chief Financial Officer of Optimum Logistics Inc. (logistics services) from August 2000 through August 2001. From 1981 until November 1999, Mr. Stuart was an employee of Union Pacific Corporation (transportation), serving as its Executive Vice President and Chief Financial Officer from June 1998 through November 1999 and as its Vice President and Treasurer from January 1990 through May 1999. Mr. Stuart was on the adjunct faculty of the School of Business at Fairfield University from January through May 2000 and is a member of its Advisory Council.

Nominee for Election to Terms Expiring in 2005

Evan G. Greenberg, age 48, joined the ACE Group of Companies as Vice Chairman, ACE Limited, and Chief Executive Officer of ACE Tempest Reinsurance Company Limited (“ACE Tempest Re”) in November 2001. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group (insurance) (“AIG”), a position he held from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG including Chief Operating Officer of American International Underwriters Inc. (“AIU”), AIG’s Foreign General Insurance Organization, and President and Chief Executive Officer of AIU.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2004

Brian Duperreault, age 55, has been a director of the Company since he joined the Company in October 1994. Mr. Duperreault has served as Chairman and Chief Executive Officer of the Company since November 1999 and as Chairman, President and Chief Executive Officer of the Company from October 1994 through November 1999. Prior to joining the Company, Mr. Duperreault had been employed with AIG since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of AIU from April 1994 to September 1994. Mr. Duperreault was President of AIU from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as a member of The American Academy of Actuaries, a member of the Board of Trustees of Saint Joseph’s University, a member of the College of Insurance’s Board of Trustees and a director of the Bank of N.T. Butterfield & Son, Ltd.

Robert M. Hernandez, age 58, has been a director of the Company since September 1985. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. (metals). Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (“USX”) (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Vice Chairman, Board of Trustees of the BlackRock Funds and a Director of the Eastman Chemical Company. Mr. Hernandez is also a trustee of the University of Pittsburgh and the University of Pittsburgh Medical Center Health System.

Peter Menikoff, age 62, has been a director of the Company since January 1986. Mr. Menikoff is currently a private investor and most recently he was the interim chief financial officer of Vlasic Foods International Inc.

from February 2000 to May 2001. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Previously, Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation (energy) since June 1995. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

Robert Ripp, age 61, has been a director of the Company since December 1991. Mr. Ripp is Chairman of the Board and a director of Lightpath Technologies (fiber optics components manufacturing), a Nasdaq listed company. Mr. Ripp also serves as a director of Lightchip Inc., a privately held fiber optics development venture. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated (electrical connectors) from August 1998 through May 1999. Mr. Ripp served as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1998, as Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993.

Dermot F. Smurfit, age 58, has been a director of the Company since August 1997. Mr. Smurfit was Joint Deputy Chairman of Jefferson Smurfit Group plc (“Jefferson Smurfit”) (paper, paperboard and packaging) from January 1984 until January 2003, Chairman and Chief Executive of Jefferson Smurfit’s continental European operations from 1994 to 1997, Director of Sales and Marketing since 1997, and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is currently a director of Smurfit Stone Container Corporation, a U.S. listed associate of The Smurfit Group, but he will retire from that board of directors, effective May 8, 2003. Mr. Smurfit is a member of the Board of Confederation of European Paper Industries and a member of the advisory Board of AON Groupe Nederland.

Directors Whose Terms Expire in 2005

Dominic J. Frederico, age 50, has served as President and Chief Operating Officer of the Company and Chairman of ACE INA Holdings, Inc. (“ACE INA”) since November 1999. On November 16, 2001, Mr. Frederico was appointed to the Board of Directors of the Company. Mr. Frederico has also served as Chairman, President and Chief Executive Officer of ACE INA from May 1999 through November 1999. Mr. Frederico previously served as President of ACE Bermuda since July 1997, Executive Vice President, Underwriting since December 1996, and as Executive Vice President, Financial Lines from January 1995 to December 1996. Mr. Frederico served in various capacities at AIG in Europe and the U.S. from 1982 to January 1995, most recently as Senior Vice President and Chief Financial Officer of an AIG subsidiary, with multi-regional general management responsibilities.

Donald Kramer, age 65, has been a director and Vice Chairman of the Company since July 1996 following the acquisition of ACE Tempest Re, and was President of ACE Tempest Re from July 1996 until 1999. Mr. Kramer served as Chairman or Co-Chairman of the Board of ACE Tempest Re from its formation in September 1993 until July 1996. Prior to the formation of ACE Tempest Re, Mr. Kramer was President of Kramer Capital Corporation (venture capital investments) from March to September 1993, President of Carteret Federal Savings Bank (banking) from August 1991 to March 1993, Chairman of the Board of NAC Re Corporation (reinsurance) from June 1985 to June 1993, Chairman of the Board and Chief Executive Officer of KCP Holding Company (insurance) from July 1986 to August 1991 and of its affiliates, KCC Capital Managers (insurance investments) and Kramer Capital Consultants, Inc. (insurance investments), as well as Chairman of the Board of its subsidiary, National American Insurance Company of California (insurance) from September 1988 to August 1991. Mr. Kramer is a director of National Benefit Life Insurance Company of New York City, a wholly-owned subsidiary of Citigroup, and a member of the Board of Trustees of the Brooklyn College Foundation.

John A. Krol, age 66, has been a director of the Company since August 2001. Mr. Krol retired as Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company (chemicals, fibers, petroleum, life sciences and diversified business) in 1998. Mr. Krol is a member of the board of directors of the MeadWestvaco Corporation, Armstrong World Industries, Inc., Milliken & Company and Tyco International, the advisory boards of Teijin Limited and the Bechtel Corporation and the board of trustees of the University of Delaware.

Walter A. Scott, age 65, has been a director of the Company since September 1989. Mr. Scott served as a consultant to the Company from October 1994 until September 1996. Mr. Scott served as Chairman, President and Chief Executive Officer of the Company from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September 1989 to March 1991. Mr. Scott is a trustee of Lafayette College.

There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2002, there were four meetings of the Board of Directors. All directors in office during 2002 attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member (during the period served) held during the year ended December 31, 2002, except Roberto Mendoza who has since resigned from the Board of Directors and who attended 72.7% of the aggregate number of Board of Director and committee meetings of which he was a member.

The Board of Directors has established five standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Executive Committee and the Finance and Investment Committee.

The Board of Directors has adopted a written charter for each of the foregoing committees. In addition, the Company has adopted corporate governance guidelines covering issues such as executive sessions of the Board of Directors, director qualification standards, including independence, director responsibilities and board self-evaluations. The full text of each charter and the corporate governance guidelines, as well as the Company’s code of conduct, are available on the Company’s website located at www.acelimited.com. The committee charters and the corporate governance guidelines can be viewed and printed by accessing the website, then clicking on “Investor Information” and then clicking on “Corporate Governance” and clicking on the relevant button under the Corporate Governance listing. To access the Code of Conduct, after clicking on “Investor Information” you can click on the Code of Conduct button and access the Code of Conduct directly. In addition, you may request copies of such charters by contacting our investor relations department by:

telephone	—	(441) 299-9283;
facsimile	—	(441) 292-8675; or
e-mail	—	investorrelations@ace.bm

A copy of the Audit Committee charter is attached as Exhibit A to this proxy statement.

Audit Committee

The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by current New York Stock Exchange (“NYSE”) listing standards. The Audit Committee provides oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the independent accountants. The Audit Committee is comprised of Robert W. Staley (Chairman), Michael G. Atieh, Peter Menikoff, Robert Ripp and Gary M. Stuart. The Audit Committee held six meetings during the year ended December 31, 2002.

Compensation Committee

The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is comprised of Bruce L. Crockett (Chairman), Robert M. Hernandez, John A. Krol, Thomas J. Neff and Dermot F. Smurfit. The Compensation Committee held four meetings during the year ended December 31, 2002.

Nominating & Governance Committee

The Company formed the Nominating & Governance Committee in 2003. The Nominating & Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating & Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. The Nominating & Governance Committee will consider a shareholder’s suggestion for candidates for election as director if mailed to: Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. Any such suggestion with respect to directors to be elected at the Annual General Meeting to be held in 2004 must be received not later than March 19, 2004 and must comply with Article 40 of the Company’s Articles. The Nominating & Governance Committee is comprised of Robert M. Hernandez (Chairman), Bruce L. Crockett, John A. Krol, Thomas J. Neff and Dermot F. Smurfit.

Executive Committee

Except as expressly limited by applicable law, by the Company’s Memorandum of Association or Articles or by the Board of Directors and except for matters expressly reserved for another committee of the Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board. The Executive Committee is comprised of Brian Duperreault (Chairman), Bruce L. Crockett, Dominic Frederico, Evan G. Greenberg, Robert M. Hernandez, Peter Menikoff and Robert W. Staley. The Executive Committee held three meetings during the year ended December 31, 2002.

Finance and Investment Committee

The Finance and Investment Committee of the Board of Directors oversees management’s investment of the Company’s investible assets. The Finance and Investment Committee also oversees, and makes recommendations to the Board with respect to, the Company’s capital structure and financial arrangements in support of the Company’s annual financial plan. Overall investment guidelines are approved by the Finance and Investment Committee to ensure that appropriate levels of portfolio liquidity, credit quality, diversification, and volatility are maintained. The Finance and Investment Committee is comprised of Peter Menikoff (Chairman), Dominic J. Frederico, Evan G. Greenberg, Donald Kramer, Robert Ripp, Walter A. Scott and Gary M. Stuart. The Finance and Investment Committee held four meetings during the year ended December 31, 2002.

Director Compensation

Pursuant to the Company’s 1995 Outside Directors Plan, non-management directors of the Company are awarded an annual “retainer award” in the form of Ordinary Shares having a fair market value of $35,000. A director who is appointed to the Board in the middle of the year receives a pro rata portion of the annual retainer award. The retainer award is made as of the date of the Company’s annual general meeting or the date of a director’s appointment to the Board, if at a time other than the annual general meeting. The fair market value of the Ordinary Shares is determined as of the award date. The value of any fractional share is generally distributed in cash. Directors vest in the retainer award shares as of the day immediately preceding the next annual general meeting. All retainer award shares become fully vested upon a “change in control” of the Company (as defined in the plan), or if the director ceases service as a director because of death or disability. If a director ceases service as a director for any other reason, all unvested retainer award shares are forfeited.

In addition, each director who serves as the chairman of any committee of the Board during any plan year quarter is awarded a “committee chairman award” as of the first business day of the next following plan quarter (generally ninety-day periods following the annual general meeting), which award is the number of Ordinary Shares having a fair market value, determined as of such date, of $1,250 per quarter. All shares awarded as a committee chairman award are fully vested at the time of award. In addition, a director may elect to receive his committee chairman award in cash.

Directors are also paid $3,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors. A director may elect to receive meeting fees in the form of fully vested Ordinary Shares. Directors are also reimbursed for their reasonable expenses in connection with Board service. In addition, under the 1995 Outside Directors Plan, outside directors receive an award of 4,000 ten-year options for each plan year, with an exercise price equal to the market price on the date of grant. One-third of the options vest on the date immediately prior to each of the next three annual general meetings.

A director may elect to defer the receipt of Ordinary Shares or cash otherwise payable.

Certain Business Relationships

Certain shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain directors and officers and their affiliates, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

In March 1999, the Company made a $250,000 housing loan to Dominic J. Frederico. In January 2001, the Company loaned Mr. Frederico an additional $350,000. The loans bear interest at 4.83% and 5.61%, respectively, being the “Applicable Federal Rate” as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date of each loan. On each of March 23, 2000 and March 23, 2001, $50,000, plus interest, of the original loan was forgiven. In addition, an aggregate of $100,000, plus interest, of the loans was forgiven in each of the first quarter of 2002 and the first quarter of 2003. These loans become immediately due if Mr. Frederico resigns from the Company voluntarily or if the Company terminates him for cause.

Putnam Investments, Inc. (“Putnam”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), has two investment adviser subsidiaries serving the Putnam family of mutual funds and Putnam’s institutional clients and is deemed to have beneficially held 6.2% of the Company’s outstanding Ordinary Shares as of December 31, 2002. Marsh & McLennan and its affiliates are leading global insurance and reinsurance brokers that transact insurance business with all of the Company’s business segments. As a result, the Company and its subsidiaries pay to affiliates of Marsh & McLennan normal and customary commissions for brokerage activities performed in connection with these transactions. For the 2002 fiscal year, approximately 15.6% of the Company’s gross written premiums were placed by Marsh & McLennan affiliates. Mercer Human Resources Consulting (“Mercer”), an employee benefits consulting firm and a wholly-owned subsidiary of Marsh & McLennan, serves as the Company’s compensation consultants and advises the Compensation Committee of the Company’s Board of Directors. The Company and its subsidiaries paid Mercer $199,924 in fiscal 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Brian Duperreault and Donald Kramer were four days late in reporting the withholding of shares by the Company to satisfy their tax obligations upon the vesting of restricted stock. Philip Bancroft filed his Form 3 on a timely basis and subsequently amended that filing to include the awards made to him at the time he joined the Company. Sidney Wentz, a retired director, was late in filing a Form 5 to report 32 shares he received as a chairman award prior to his retirement.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

Directors and Officers

The following table sets forth information, as of March 31, 2003, with respect to the beneficial ownership of Ordinary Shares by Brian Duperreault, the Company’s Chairman and Chief Executive Officer (the Company’s “CEO”), the Company’s other four most highly compensated executive officers for 2002 (the “Named Executive Officers”), each of the Company’s directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column “Ordinary Shares Beneficially Owned.” The Ordinary Shares listed for each director, the CEO and each Named Executive Officer constitute less than one percent of the outstanding Ordinary Shares. The Ordinary Shares owned by all directors and executive officers as a group constitute approximately 2% of the outstanding Ordinary Shares.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Ordinary Shares Subject to Option (1)	Restricted Ordinary Shares (2)
Brian Duperreault (3)	422,264	1,755,000	161,000
Dominic J. Frederico	143,371	477,500	129,000
Evan G. Greenberg	42,387	46,666	81,250
Donald Kramer	145,548	1,236,730	35,000
Philip Bancroft	2,737	15,000	36,250
Michael G. Atieh (4)	21,610	5,334	1,048
Bruce L. Crockett (4)	12,131	5,334	1,048
Robert M. Hernandez (4)	46,757	5,334	1,048
John A. Krol	3,560	3,353	1,048
Peter Menikoff (3) (4)	28,771	5,334	1,048
Thomas J. Neff (4)	13,778	5,334	1,048
Robert Ripp (4)	18,359	5,334	1,048
Walter A. Scott (4)	243,738	305,334	1,048
Dermot F. Smurfit	7,234	5,334	1,048
Robert W. Staley	19,588	5,334	1,048
Gary M. Stuart (4)	12,178	5,334	1,048
All directors & executive officers as a group (18 individuals) (3) (5)	1,254,836	4,119,455	493,778

(1)	Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of March 31, 2003 pursuant to options.
(2)	The reporting person has the right to vote (but not dispose of) the Ordinary Shares listed under “Restricted Ordinary Shares.”
(3)	Messrs. Duperreault and Menikoff had shared power to vote and/or dispose of 100 and 10,800, respectively, of the Ordinary Shares listed. The directors and officers have shared power to vote and/or dispose of 10,900, in the aggregate, of the shares listed as owned by the directors and officers as a group.
(4)	The amounts included under “Ordinary Shares Beneficially Owned” and “Restricted Ordinary Shares” include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.
(5)	Includes the holdings of individuals who were directors or executive officers of the Company as of March 31, 2003.

Other Beneficial Owners

The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company’s outstanding Ordinary Shares as of the dates indicated below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
FMR Corp. (1)	26,407,494	10.1%
82 Devonshire Street
Boston, Massachusetts 02109
Franklin Resources, Inc. (2)	20,593,330	7.8%
One Franklin Parkway
San Mateo, California 94403
Putnam Investments, LLC (3)	16,348,171	6.2%
One Post Office Square
Boston, Massachusetts 02109
Wellington Management Company, LLP (4)	34,762,365	13.2%
75 State Street
Boston, Massachusetts 02109

(1)	As of December 31, 2002, based on a Schedule 13G filed by FMR Corp. (“FMR”), which is the parent holding company for Fidelity Management & Research Company. According to such Schedule 13G, the number of Ordinary Shares reported includes 2,399,524 shares from the assumed “conversion” of 909,600 of the Company’s FELINE PRIDES. According to the Schedule 13G, as of December 31, 2002, FMR or its subsidiaries had the sole power to vote 2,060,720 Ordinary Shares and the sole power to dispose of 26,407,494 Ordinary Shares.
(2)	As of December 31, 2002, based on a Schedule 13G/A filed by Franklin Resources, Inc. (“FRI”). According to such Schedule 13G/A, FRI is a parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G), of investment advisors to the Franklin/Templeton Group of Funds (the “Adviser Subsidiaries”). According to the Schedule 13G/A, as of December 31, 2002, the Adviser Subsidiaries collectively have sole power to vote 20,333,026 Ordinary Shares and sole power to dispose of 20,593,330 Ordinary Shares.
(3)	As of December 31, 2002, based on a Schedule 13G/A filed by Putnam, a wholly owned subsidiary of Marsh & McLennan. According to such Schedule 13G/A, Putnam has subsidiaries that are investment advisers, registered under Section 203 of the Investment Advisers Act of 1940, as amended. According to the Schedule 13G/A, as of December 31, 2002, Putnam and its subsidiaries, in their capacity as investment advisors, have shared power to dispose of 16,348,171 Ordinary Shares and shared power to vote 2,389,489 Ordinary Shares.
(4)	As of December 31, 2002, based on a Schedule 13G/A filed by Wellington Management Company, LLP (“WMC”). WMC is a registered investment advisor under the Investment Advisers Act of 1940, as amended. As of December 31, 2002, WMC, in its capacity as investment advisors, may be deemed to have shared power to dispose of 34,762,365 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. According to the Schedule 13G/A, WMC has shared power to vote 20,010,077 Ordinary Shares.

Other than as disclosed above, there are no persons who own of record, or are known by the Company to beneficially own, as of February 28, 2003, more than five percent of the Company’s outstanding Ordinary Shares.

EXECUTIVE COMPENSATION

The following table sets forth, in summary form, compensation earned by the Company’s CEO and by the Named Executive Officers of the Company for the periods presented.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation (1)	Restricted Stock Awards (2)		Securities Underlying Options/SARs (#)		All Other Compensation (4)
Brian Duperreault Chairman and Chief Executive Officer ACE Limited	2002	$992,500		$1,200,000		$407,310	$2,195,000	(3)(6)	220,000	(3)	$344,943
	2001	$925,008		$1,300,000		$284,980	1,996,500	(3)(6)	462,000	(3)	$442,501
	2000	$875,000		$2,000,000	(5)	$284,925	—	(3)	—	(3)	$431,250

Dominic J. Frederico President and Chief Operating Officer ACE Limited; Chairman of ACE INA	2002	$850,000		$600,000		$329,246	$1,317,000	(3)(6)	232,500	(3)	$245,795
	2001	$800,427		$800,000		$180,398	$798,600	(3)(6)	82,500	(3)	$307,530
	2000	$650,000		$1,250,000	(5)	$143,592	—	(3)	—	(3)	$285,000

Evan G. Greenberg	2002	$822,684		$1,200,000		$248,596	$439,000	(3)(6)	40,000	(3)	$139,495
Vice Chairman	2001	$128,205		$500,000		—	$907,500	(6)	100,000		$1,282
ACE Limited	2000	—		—		—	—		—		—

Donald Kramer	2002	$535,692	(7)	$400,000		—	$482,900	(3)(6)	40,000		$135,673
Vice Chairman	2001	$530,422	(7)	$400,000		—	$399,300	(3)(6)	38,500	(3)	$157,853
ACE Limited	2000	$525,000	(7)	$625,000	(5)	—	—	(3)	—	(3)	$172,500

Philip Bancroft	2002	$600,000		$600,000		$153,603	—		—		$95,228
Chief Financial Officer	2001	$23,077		$600,000		—	$576,750	(6)	45,000		—
ACE Limited	2000	—		—		—	—		—		—

(1)	Other annual compensation for the year ended December 31, 2002 includes commuting and living expenses for Messrs. Duperreault, Frederico, Greenberg and Bancroft of $246,503, $134,000, $177,997 and $126,000, respectively (effective September 1, 2002, the annual housing allowance for Mr. Duperreault, which is included in commuting and living expenses, has increased from $144,000 per year to $300,000 per year); personal travel on the Company’s corporate aircraft for Messrs. Duperreault, Greenberg and Frederico of $101,609, $20,904 and $61,506, respectively, based on the Internal Revenue Service’s formula; and loan forgiveness of $120,938 for Mr. Frederico. Other annual compensation for the year ended December 31, 2001 includes commuting and living expenses for Messrs. Duperreault and Frederico of $194,000 and $76,781, respectively; personal travel on the Company’s corporate aircraft for Messrs. Duperreault and Frederico of $50,796 and $11,610, respectively, based on the Internal Revenue Service’s formula; and loan forgiveness of $59,660 for Mr. Frederico. Other annual compensation for the year ended December 31, 2000 includes commuting and living expenses for Messrs. Duperreault and Frederico of $194,000 and $76,151, respectively; personal travel on the Company’s corporate aircraft for Mr. Duperreault of $64,817, based on the Internal Revenue Service’s formula; and loan forgiveness of $62,075 for Mr. Frederico.
(2)	As of December 31, 2002, the number and value of restricted Ordinary Shares held by each of the above named executive officers was: Mr. Duperreault—122,250 ($3,586,815), Mr. Frederico—89,750 ($2,633,265), Mr. Greenberg—28,750 ($843,525), Mr. Kramer—23,000 ($674,820) and Mr. Bancroft—11,250 ($330,075). Such values were determined by multiplying the number of shares by $29.34 (the closing price of the Ordinary Shares on the NYSE on December 31, 2002).
(3)

As reported in the proxy statement for the 2001 Annual General Meeting, in order to take into account the performance during 2000, the Compensation Committee decided to make restricted stock and option awards at its February 2001 meeting instead of its November 2000 meeting. Accordingly, there were no restricted stock or option awards during 2000. However, the Compensation Committee intended awards made in February 2001 as compensation for 2000, awards made at its February 2002 meeting as compensation for 2001 and awards made at its February 2003 meeting as compensation for 2002. The February 2003 awards are reported in the subsequent tables entitled “2003 Restricted Stock Awards” and “2003 Option Grants.”

(4)	All other compensation represents contributions by the Company to defined contribution plans on behalf of the named individuals for the above amounts. The amount for 2002 includes the Company’s discretionary matching contribution for 2002 which has been calculated and is expected to be paid in April 2003. The amount for 2001 includes the Company’s discretionary matching contribution for 2001 which was paid in April 2002.
(5)	These bonuses were awarded with respect to a 15-month period from October 1, 1999 through December 31, 2000.
(6)	The value of the restricted shares awarded to the individuals during the year ended December 31, 2002 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 28, 2002, on which date the closing price for Ordinary Shares on the NYSE was $43.90. The value of the restricted shares awarded to the individuals during the year ended December 31, 2001 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. The restricted shares were awarded to Messrs. Duperreault, Frederico and Kramer on February 22, 2001, on which date the closing price for Ordinary Shares on the NYSE was $36.30. The restricted shares were awarded to Mr. Greenberg on November 15, 2001, on which date the closing price for Ordinary Shares on the NYSE was $36.40. The restricted shares were awarded to Mr. Bancroft on December 3, 2001, on which date the closing price for Ordinary Shares on the NYSE was $38.45. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

Name	Fiscal 2002	Fiscal 2001
Brian Duperreault	50,000	55,000
Dominic J. Frederico	30,000	33,000
Evan G. Greenberg	10,000	25,000
Donald Kramer	11,000	11,000
Philip Bancroft	—	15,000

With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in 2002 and 2001, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.

(7)	Includes $50,000 of salary from Kramer Capital Corporation in 2002 and $100,000 of salary from Kramer Capital Corporation in each of 2001 and 2000. The Company retained Kramer Capital Corporation, of which Mr. Kramer was a part-time employee, for consulting services. The consulting arrangement has since been terminated.

2002 Option Grants

The following table sets forth information concerning awarded stock options made to the Company’s CEO and Named Executive Officers during the year 2002.

						Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Number of Options Awarded in 2002		Percent of Total Options Awarded to Employees in 2002	Exercise or Base Price ($/Sh)	Expiration Date	5%	10%
Brian Duperreault	220,000	(1)	4.21%	$43.90	February 28, 2012	$6,073,365	$15,392,365
Dominic J. Frederico	232,500	(2)	4.45%	$43.90	February 28, 2012	$6,418,970	$16,266,931
Evan G. Greenberg	40,000	(1)	0.77%	$43.90	February 28, 2012	$1,104,339	$2,798,612
Donald Kramer	40,000	(1)	0.77%	$43.90	February 28, 2012	$1,104,339	$2,798,612
Philip Bancroft	—		—	—	—	—	—

(1)	Options vest one-third on the first, second and third anniversary of the grant.
(2)	82,500 options vest one-third on the first, second and third anniversary of the grant and 150,000 options vest on the fifth anniversary of the grant.

Option Values at December 31, 2002

The following table sets forth information concerning option exercises, the number of unexercised stock options outstanding at December 31, 2002, and the value of any unexercised in-the-money stock options outstanding at such time, held by the Company’s CEO and the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2002.

Name	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
Brian Duperreault	1,608,332/608,668	$21,927,383/$0
Dominic J. Frederico	422,500/287,500	$2,975,075/$0
Evan G. Greenberg	46,666/ 93,334	$0/$0
Donald Kramer	1,210,563/ 65,667	$22,315,556/$0
Philip Bancroft	15,000/ 30,000	$0/$0

Awards Made in 2003 Relating to the Last Fiscal Year

Awards of restricted stock and options made in February 2003 relate to compensation for the year 2002 and are therefore reported below.

2003 Restricted Stock Awards

The following table sets forth information concerning restricted stock awards in February 2003 to the CEO and the Named Executive Officers.

Name	Restricted Stock Awards (1)
Brian Duperreault	$1,792,050
Dominic J. Frederico	$1,516,350
Evan G. Greenberg	$1,516,350
Donald Kramer	$482,475
Philip Bancroft	$689,250

(1)	The value of the restricted shares awarded to the individuals in February 2003 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 27, 2003, on which date the closing price for Ordinary Shares on the NYSE was $27.57. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

Name	Number of Restricted Ordinary Shares
Brian Duperreault	65,000
Dominic J. Frederico	55,000
Evan G. Greenberg	55,000
Donald Kramer	17,500
Philip Bancroft	25,000

With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in February 2003, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards.

2003 Option Grants

The following table sets forth information concerning awards of stock options made to the Company’s CEO and to the Named Executive Officers in February 2003.

						Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Number of Options Awarded		Percent of Total Options Awarded to Employees in February 2003	Exercise or Base Price ($/Sh)	Expiration Date	5%	10%
Brian Duperreault	185,000	(1)	5.55%	27.57	February 27, 2013	$3,207,646	$8,128,804
Dominic J. Frederico	100,000	(1)	3.00%	27.57	February 27, 2013	$1,733,862	$4,393,948
Evan G. Greenberg	250,000	(2)	7.50%	27.57	February 27, 2013	$4,334,656	$10,984,870
Donald Kramer	35,000	(1)	1.05%	27.57	February 27, 2013	$606,852	$1,537,882
Philip Bancroft	50,000	(1)	1.50%	27.57	February 27, 2013	$866,931	$2,196,974

(1)	Options vest one-third on the first, second and third anniversary of the grant.

(2)	100,000 options vest one-third on the first, second and third anniversary of the grant and 150,000 options vest on the fifth anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors has responsibility for determining the compensation of the Company’s executive officers. None of the members of the Compensation Committee was an officer or employee of the Company. No officer or employee of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

Employment Agreements

The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

The Company has entered into an agreement with Brian Duperreault. This agreement provided for a base salary of $550,000 per year, subject to increase. Effective January 1, 2003, Mr. Duperreault’s annual base salary, including living allowance, is $1,030,000. The agreement also provides for an annual discretionary bonus. Mr. Duperreault is also eligible to participate in the Company’s benefit plans. Pursuant to an Option and Restricted Share Agreement and Plan entered into in connection with Mr. Duperreault’s employment agreement, Mr. Duperreault was awarded 300,000 restricted shares and options to purchase 900,000 Ordinary Shares at $7.542 per Ordinary Share (each as adjusted to give effect to the stock split). All of the aforementioned shares of restricted stock have vested and all of the aforementioned options are now exercisable. The aforementioned options will expire on September 30, 2004. During the 1998 fiscal year, Mr. Duperreault exercised the aforementioned options with respect to 195,000 Ordinary Shares. Mr. Duperreault may exercise any of the options for a period of one year if his termination is by reason of his death or disability or by the Company without cause and for 30 days if such termination is by the Company for cause or voluntarily by Mr. Duperreault. The agreement also provides Mr. Duperreault with customary executive benefits, including participation in the Company’s retirement plan, the Company’s supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company’s other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company’s Board of Directors. In addition, if, following a change in control, Mr. Duperreault’s employment is terminated without cause, his salary and benefits will continue for 12 months and he will be entitled to any previously awarded but unpaid bonus and a bonus for any uncompleted fiscal year based upon the bonus for the last completed fiscal year and the number of days in the then current fiscal year in which he was employed. Pursuant to the agreement, Mr. Duperreault has agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with the Company that would compete with any business being conducted by the Company or its subsidiaries, or which was actively being developed by the Company or its subsidiaries during the term of Mr. Duperreault’s employment.

A “change in control” under Mr. Duperreault’s employment agreement is generally deemed to occur when: (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

The Company has entered into an agreement with Dominic J. Frederico, pursuant to which he serves as President and Chief Operating Officer, ACE Limited. The agreement provided for a base salary of $320,000 per year, subject to increase, an annual discretionary bonus plus participation in the Company’s benefit plans. Effective January 1, 2003, Mr. Frederico’s annual base salary, including living allowance, is $975,000. Pursuant to his agreement, Mr. Frederico was awarded options to purchase 30,000 Ordinary Shares at $7.625 per Ordinary Share (as adjusted to give effect to the stock split). These options have become exercisable and expire on January 9, 2005. During the 2001 fiscal year, Mr. Frederico exercised 10,000 of these options. The agreement also provides Mr. Frederico with customary executive benefits, including participation in the Company’s retirement plan, the Company’s supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company’s other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company. Upon termination without cause, Mr. Frederico’s salary and benefits are agreed to continue for 24 months and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Frederico has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 12 months following his termination of employment with the Company that would compete with the business of the Company. In the event of a change in control, all stock based awards in which Mr. Frederico has not yet vested shall become fully vested, except to the extent that such vesting would be inconsistent with the terms of the relevant plan. In addition, Mr. Frederico may resign for “good reason” following a change in control and receive the same salary continuation, bonus eligibility and benefits as if he were terminated without cause.

A “change in control” under Mr. Frederico’s employment agreement is generally deemed to occur when: (i) any person becomes the beneficial owner of 50% or more of the outstanding shares of the Company or 50% or more of the voting securities of the Company; (ii) the shareholders of the Company approve (and governmental consent is obtained, if necessary, for) a reorganization, merger, consolidation, compete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (unless the shareholders immediately prior to such transaction continue to represent at least 50% of the outstanding common stock of the Company or the surviving entity or parent or affiliate immediately after such transaction); or (iii) a majority of the Board consists of persons other than directors in office on the effective date of the agreement (such directors being the Incumbent Board); provided that any person becoming a director after the effective date of the agreement whose election or nomination was approved by at least a majority of the Incumbent Board shall be considered to be part of the Incumbent Board. A resignation with “good reason” under Mr. Frederico’s agreement means a resignation due to: (i) a significant reduction of Mr. Frederico’s responsibilities, title or status resulting from a formal change in such title or status or from the assignment to Mr. Frederico of any duties inconsistent with his title, duties or responsibilities; or (ii) a reduction in Mr. Frederico’s compensation or benefits.

Mr. Greenberg is employed by the Company pursuant to an offer letter that provided for an annual salary of $800,000 per year and a living allowance of $100,000 per year, with an annual discretionary bonus. Effective January 1, 2003, Mr. Greenberg’s base salary, including living allowance, is $975,000 per year. Mr. Greenberg was granted a sign-on long-term incentive bonus of 25,000 shares of restricted stock vesting over four years and 100,000 options vesting over three years. The offer letter also provided for customary executive benefits such as participation in the Company’s current benefit plans, a housing allowance, a car loan and allowance and a club membership.

Mr. Bancroft is employed by the Company pursuant to an offer letter that provided for an annual salary of $600,000 per year, with an annual discretionary bonus. Effective January 1, 2003, Mr. Bancroft’s base salary is $630,000 per year. Mr. Bancroft was granted a sign-on long-term incentive bonus of 15,000 shares of restricted stock vesting over four years and 45,000 options vesting over three years. The offer letter also provided for customary executive benefits such as participation in the Company’s current benefit plans, a housing allowance, a car loan and allowance and a club membership. The Company is in the process of finalizing an agreement to provide severance benefits to Mr. Bancroft in the event of a change in control or a termination of his employment without cause.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-management directors. The Committee has responsibility for developing and implementing the Company’s compensation policy for senior management, and for determining the compensation for the executive officers of the Company. The goal of the Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of the Company’s shareholders.

The Company’s compensation program is structured to support the human resource requirements of its business. The Company seeks to attract and retain qualified executives who are creative, motivated and dedicated. With respect to its executive officers, the Company competes with property and casualty insurers, specialty insurers, and financial companies worldwide, although primarily with companies based in North America and Europe. The Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and attempts to create and administer a compensation program to achieve that result, while at the same time implementing integrated compensation principles for its employees worldwide.

In creating compensation packages based on 2002 performance, the Committee considered the Company’s strong underwriting results, excellent production, and outstanding cash flow increases compared to prior years. The Committee also took into account favorable comparisons to industry results. On the other hand, the Committee recognized that these favorable developments were offset by the charges taken near the end of the year to bolster the increased asbestos exposure and by the stock market performance of the Company’s share price. The Committee made its 2002 compensation decision taking these offsetting factors into consideration while also recognizing that the stage has been set for enhanced earning power in the future.

As in the past few years, the Committee again recognized the competition for qualified executives when establishing compensation levels. In particular, the Committee gave a special award, consisting of 150,000 options that vest in five years, to Evan G. Greenberg, the Company’s Vice Chairman, in addition to his regular compensation package. This award was designed to provide a significant financial incentive to Mr. Greenberg to remain with the Company. The Committee believes that Mr. Greenberg’s contributions are particularly valuable to the Company. Mr. Greenberg’s special option award is similar to the special award given to Mr. Duperreault and Mr. Frederico in the last two years.

Each executive’s total compensation is generally comprised of three components: salary, annual incentive compensation awards and long-term incentive compensation awards. The mix of an officer’s total compensation is generally based upon the level of the officer’s position, with more senior officers receiving a greater percentage of their total compensation in the form of incentive compensation (i.e., variable compensation), and a lesser percentage in the form of salary (i.e., fixed compensation).

The Committee reviews salary and incentive compensation awards annually for competitiveness. In large part, the Committee determines compensation by reference to compensation levels for comparable positions at comparable companies based in the United States, Bermuda, and Europe. Generally, the Company targets the third to upper quartile of this peer group in establishing incentive compensation, and the median to third quartile in establishing salaries. Actual salary may be above or below such targets based on individual evaluations. Incentive compensation may be above or below such targets based on individual performance, including each executive’s contribution to the advancement of long-term corporate goals, and corporate performance during the prior fiscal year, including the Company’s competitive position.

In order to make compensation packages more readily understandable, the Committee has eliminated certain categories of fringe benefits compensation by including them in base salary on a going forward basis. The principal exception to this policy is the maintenance of a housing allowance for selected senior executives in Bermuda to remain competitive in a very tight market.

The Company’s Chief Executive Officer makes recommendations for the compensation of each senior executive officer, other than himself. The Committee discusses these recommendations and the relevant data and then establishes the compensation package for each senior executive. The Committee meets separately to discuss the compensation of the Company’s Chief Executive Officer.

The Company hired Mercer Human Resources Consulting (“Mercer”), an independent consulting firm which is a subsidiary of Marsh & McLennan Companies, Inc., to assist the Committee by accumulating compensation data from a peer group of companies that the Company considers comparable to it. In addition, the Committee directly retained Frederic W. Cook & Inc. (“Cook”), also an independent consulting firm, to assist it with respect to the compensation of the Chief Executive Officer and advise the Committee regarding executive compensation practices in general.

The Committee uses cash bonuses as its annual incentive compensation tool. The bonus component of annual compensation provides a timely link between recent Company performance and compensation. The bonus system allows the Committee to adjust annual compensation to reflect the Company’s financial position as well as the performance of individual executives.

The Company has established long-term incentive plans which use equity awards to create incentives for employees to enhance the long-term value of the Company and its competitive position. The goal of the long-term incentive plans is to increase officer ownership of Company shares, thereby aligning executives’ interests with long-term shareholder interests by making equity an important component of compensation packages. The Company has established stock ownership guidelines for its officers. Equity awards under the Company’s long-term incentive plans provide a mechanism to help Company officers achieve the targeted ownership levels.

While the Company’s long-term incentive plans provide for a range of types of awards, the Committee has generally made awards in the form of stock options and/or restricted stock. The Committee believes that restricted stock awards, particularly those with delayed vesting, are crucial in helping to retain high caliber executives in an increasingly competitive labor market and has increased the percentage of long-term compensation represented by restricted stock with respect to 2002 compensation. By providing an immediate equity stake in the Company upon the date of the grant, restricted stock enables the Company to achieve its long-term incentive goals using a smaller number of shares than are needed to provide similar value to its employees through options, thereby lowering dilution. The Committee has continued to make options a part of the Company’s long-term compensation package because the Company believes that options are a valuable incentive tool, providing compensation only if stock price increases. However, the Committee began the process of shifting the pay mix of employees, including senior executives, to place greater weight on restricted shares and less on stock options to better align their interests with those of the shareholders and reduce future dilution as well in comparison to conventional stock options.

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as “performance based compensation.” The limit has no direct application to the Company, because the Company is not subject to U.S. income taxes. However, if a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary’s deduction will be subject to this limit. The Committee believes performance based compensation is an important tool to provide incentive, and risk, to senior executives, matching their compensation levels to Company performance. Accordingly, performance based compensation comprises a significant portion of the compensation package for senior executives. This also has the effect of preserving the deduction for any subsidiary that might otherwise be affected by the $1 million limit.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Chief Executive Officer’s Compensation

In determining Mr. Duperreault’s annual and long-term incentive awards and adjustment to salary, the Committee reviewed, among other things, data gathered by Mercer on the compensation of the Company’s peer group and the Company’s financial performance relative to those companies and received guidance from Cook. In particular, this year the Committee took into account the Company’s operational strengths discussed above, as offset by the impact of the increase to asbestos reserves and the Company’s stock price.

The Committee believes that Mr. Duperreault’s leadership has contributed greatly to the Company’s long-term financial strength and is important to the Company’s future earning power. The Committee therefore felt it was appropriate to award long-term compensation to Mr. Duperreault at the higher end of the range of comparable compensation based on data provided by Mercer, but reflecting the Company’s shift to increase use of restricted stock as opposed to options. The Committee awarded Mr. Duperreault 65,000 shares of restricted stock, compared to 50,000 the previous year. In addition, the Committee awarded Mr. Duperreault 185,000 options, compared to 220,000 options in the previous year. These awards maintain the Committee’s policy of making Mr. Duperreault’s long-term equity compensation a significant percentage of his total compensation package to approximate the comparable percentage for his peer group. These awards are intended to provide appropriate incentive to retain Mr. Duperreault’s services, compensating him to the extent the Company’s performance improves.

The Committee maintained Mr. Duperreault’s annual salary at $1,030,000 for the 2003 fiscal year, which is comparable to his 2002 salary plus the categories of fringe benefits that have been rolled into salary, as discussed above.

The Committee believes that providing variable compensation in the form of bonuses is an important tool to reward an individual based on performance on a year-to-year basis, while providing an attractive compensation package designed to encourage retention of a valuable employee. The Committee awarded a $1,200,000 bonus to Mr. Duperreault, compared to $1,300,000 in the previous year.

The foregoing report has been approved by all members of the Committee.

Bruce L. Crockett, Chairman

Robert M. Hernandez

Thomas J. Neff

Dermot F. Smurfit

AUDIT COMMITTEE REPORT

The Audit Committee consists of six members of the Board of Directors, each of whom is independent of the Company and its management, as defined by the NYSE listing standards, meets the financial literacy requirements proposed by the NYSE and has been determined by the Board of Directors to have appropriate accounting and/or financial management experience. The Audit Committee operates under a written charter, a copy of which is attached as Exhibit A to this year’s Proxy Statement.

During fiscal 2002, the Audit Committee had six meetings. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and the Company’s independent auditors, PricewaterhouseCoopers LLP; as well as to provide additional training for Audit Committee members. Among other things, the Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits, and the results of such audits. The Audit Committee separately met with the PricewaterhouseCoopers LLP engagement partner, with and without management present, and with the Company’s Chief Internal Audit Officer to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. The Audit Committee also met in executive session with the Company’s chief executive officer and chief financial officer and discussed in executive session with the Company’s General Counsel compliance with the Company’s Code of Conduct.

The Audit Committee has reviewed and discussed the Company’s December 31, 2002 audited consolidated financial statements with management and with PricewaterhouseCoopers LLP, the independent auditors of the Company.

The Audit Committee has also discussed with PricewaterhouseCoopers LLP all the matters required to be discussed by generally accepted auditing standards including those described in Statement of Auditing Standards No. 61. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, (b) methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, of which there were none, the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit Committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standard’s Board Standard No. 1 regarding their independence, and has discussed with PricewaterhouseCoopers LLP the contents of their letter and their independence. The Audit Committee considered whether the provision of services referred to under “Audit and non-audit fees billed to the Company by PricewaterhouseCoopers LLP in 2002—financial information systems design and implementation fees and all other fees” is compatible with maintaining their independence and determined that the provision of such services is so compatible.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2002 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

Members of the 2002 Audit Committee:

Robert W. Staley, Chairman

Michael G. Atieh

John A. Krol

Peter Menikoff

Robert Ripp

Gary M. Stuart

PERFORMANCE GRAPH

Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the Company’s Ordinary Shares from September 30, 1997 through December 31, 2002 as compared to the cumulative total return of the Standard & Poor’s 500 Stock Index and the cumulative total return of the Standard & Poor’s Property-Casualty Insurance Index. The chart depicts the value on September 30, 1998, September 30, 1999, December 31, 2000, December 31, 2001 and December 31, 2002 of a $100 investment made on September 30, 1997, with all dividends reinvested.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item B on Proxy Card)

The appointment of independent auditors is approved annually by the Board of Directors and ratified by the Company’s shareholders. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee and Board of Directors have authorized the engagement of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2003. The Company has had a working association with PricewaterhouseCoopers LLP (and its predecessor Coopers & Lybrand LLP) since 1985; PricewaterhouseCoopers LLP (and its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PricewaterhouseCoopers LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Audit and non-audit fees billed to the Company by PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual consolidated financial statements for 2002 and 2001, and fees billed for other services rendered by PricewaterhouseCoopers LLP for fiscal 2002 and 2001:

	2002		2001
	(in thousands)
Audit fees (1)		$7,594		$6,263

Audit-related fees (2)		145		236

Tax (3)		919		602

All other fees (4)
Financial reporting systems	$11,108		$6,609
Non-financial reporting systems	—		2,466
Financial reporting diagnostic	—		312
Financial planning	181		112
Special investigation	—		183

Total all other fees		$11,289		$9,682

(1)	Audit fees for the years ended December 31, 2002 and 2001 were for professional services rendered in connection with: the audits of the consolidated financial statements of the Company; the statutory and GAAP audits of various subsidiaries; and, comfort letters issued in connection with registration statements filed by the Company.
(2)	Audit-related fees for the years ended December 31, 2002 and 2001 were for professional services rendered in connection with accounting consultations and due diligence reviews.
(3)	Tax fees for the years ended December 31, 2002 and 2001 were for professional services rendered in connection with tax compliance, tax planning and tax advice.
(4)	All other fees for the years ended December 31, 2002 and 2001 were for professional services and expenses rendered in connection with financial reporting systems implementation and design; non-financial reporting systems implementation and design; special investigative work; and financial planning for executives. Of the $11,108 billed for financial reporting systems in 2002, $10,837 was billed by PricewaterhouseCoopers Consulting which was sold as of September 30, 2002.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 11, 2003 and otherwise comply with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company’s 2004 Annual General Meeting proxy statement and form of proxy.

The Company’s Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, written notice of such shareholder’s intent to make such a proposal or nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company no later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2004 Annual General Meeting, such written notice must be received on or prior to March 19, 2004. The notice must meet the requirements set forth in the Company’s Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson Shareholder has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $8,000, plus out–of–pocket expenses.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Brian Duperreault

Chairman and Chief Executive Officer

EXHIBIT A

ACE LIMITED

AUDIT COMMITTEE CHARTER

FEBRUARY 2003

1.  PURPOSE OF THE AUDIT COMMITTEE

(a) The committee was established by the Board to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent auditors.

(b) The committee shall prepare the report required by the rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement.

(c) The Company’s independent auditors shall have ultimate accountability to the committee and the Board.

2.  AUTHORITY OF THE AUDIT COMMITTEE

(a) The committee shall have the sole authority to appoint, subject to ratification by the Company’s shareholders, or nominate, subject to approval by the Company’s shareholders, and dismiss the Company’s independent auditors. The committee shall consult with the Board regarding any such decision.

(b) The committee shall have the sole authority to approve audit engagement fees and terms as well as any significant non-audit relationship with the Company’s independent auditors.

(c) The Company’s chief internal audit officer and vice president – enterprise risk shall have reporting authority to the committee.

(d) The committee shall have the authority to retain special legal, accounting or other consultants to advise the committee.

(e) The committee may request any other director, officer or employee of the Company or the Company’s outside counsel, independent auditor or outside actuaries to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

(f) The committee may form and delegate authority to subcommittees when appropriate.

3.  AUDIT COMMITTEE COMPOSITION

(a) The committee shall consist of at least three directors, including a chairman, each selected from the Board, upon the recommendation of the Nominating & Governance Committee. Members of the committee shall disclose to the Board whether or not they are members of the audit committee of any other public companies. If a member of the committee simultaneously serves on the audit committees of more than three public companies, the Board shall determine if such simultaneous service would impair the ability of such prospective member to effectively serve on the committee.

(b) Director’s fees (including equity-based awards), including fees for serving on committees of the Board, shall be the only compensation members of the committee may receive directly or indirectly from or on behalf of the Company.

(c) Each member of the committee shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, as such requirements are interpreted by the Board in its business judgment.

(d) Each member of the committee shall have such level of experience and expertise in accounting, financial and related matters, as determined by the Board in its business judgment, as shall enable him or her to effectively fulfill his or her duties as a member of the committee and to comply with applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules, in each case as such rules are interpreted by the Board in its business judgment. At least one member of the committee shall have the attributes of an “audit committee financial expert” (as defined by the U.S. Securities and Exchange Commission) as determined by the Board.

(e) The Company shall provide appropriate orientation for new members of the committee, and ongoing continuing education programs for existing members, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance. Members of the committee are encouraged, but not required, to periodically pursue or obtain, at the Company’s expense, appropriate programs, sessions or materials as to the responsibilities of members of audit committees of publicly-traded companies.

4.  DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

(a) General

(i) The committee shall meet at such intervals as it determines, but not less frequently than quarterly.

(ii) If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

(iii) Meet regularly with the chief executive officer, the chief financial officer, the general counsel, the chief internal audit officer and the independent auditors in separate executive sessions.

(iv) Perform other oversight functions as requested by the full Board.

(v) Review policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(b) Internal Controls and Internal Audit

(i) Review the adequacy of the Company’s internal control structure.

(ii) Review the proposed activities, organizational structure and qualifications of the internal audit function.

(iii) Review the appointment and replacement of the chief internal audit officer .

(iv) Receive and review a report from the chief internal audit officer on the results of internal audits and follow-up on completed internal audits.

(v) Review any proposed public disclosures regarding an assessment or evaluation of the Company’s internal controls and procedures for financial reporting every quarter.

(c) Independent Audit and Independent Auditors

(i) Appoint, subject to ratification by the Company’s shareholders, and terminate the Company’s independent auditors. The committee shall consult with the Company’s Board regarding any such decision.

(ii) Review and approve the independent auditors’ proposed audit scope, approach, staffing and fees.

(iii) Pre-approve all audit and permitted non-audit services to be performed by the independent auditors subject to such procedures as may be established by the committee.

(iv) At least annually, obtain and review a report by the Company’s independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(v) Receive on a periodic basis, not less frequently than annually, from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, including each non-audit service provided to the Company.

(vi) Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

(vii) Evaluate together with the Board the qualifications, performance and independence of the independent auditors, including the lead engagement partner, and, if so determined by the committee, replace the independent auditors or lead engagement partner.

(viii) Take appropriate action, including recommending that the Board take appropriate action, as necessary, in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

(ix) Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

(x) Receive and review with management any management letter provided by the independent auditors and the Company’s response to that letter; review with the independent auditors any problems or difficulties the auditors may have encountered and any disagreements with management.

(xi) Review and approve hiring policies for employees or former employees of the independent auditors.

(d) Loss Reserves

(i) Receive and review periodically, but not less than annually, a report of the Company’s chief actuary on the Company’s loss and loss expense reserves, including any reports of outside actuaries.

(e) Financial Statement Review

(i) Review and discuss with management and the independent auditors, the Company’s annual audited financial statements and Management’s Discussion and Analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(ii) Review and discuss with management and the independent auditors, the Company’s quarterly financial statements, Management’s Discussion and Analysis and the results of the independent auditor’s review of the quarterly financial statements.

(iii) Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(iv) Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles (which shall be communicated to the committee by the Company’s chief financial officer as soon as reasonably practicable), the selection and disclosure of critical accounting estimates, and the effect of alternative assumptions, estimates or accounting principles on the Company’s financial statements.

(v) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(f) Compliance Matters

(i) Review the Company’s policies and procedures regarding compliance with the Company’s Code of Conduct.

(ii) Obtain reports from management regarding compliance with the Company’s Code of Conduct and any known or reported conflicts of interest.

(iii) Review reports and disclosures of insider and affiliated party transactions to be provided periodically, and not less often than annually, by the Company’s general counsel.

(iv) Review with the Company’s counsel legal and regulatory matters that may have a material impact on the financial statements.

(v) Review and approve procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Please

Mark Here

for Address            ☐

Change or

Comments

SEE REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted for the election of Michael G. Atieh, Bruce L. Crockett, Thomas J. Neff, Robert W. Staley and Gary M. Stuart as directors of ACE Limited to serve three-year terms to expire at the Annual General Meeting in 2006, for the election of Evan G. Greenberg as director of ACE Limited to serve a two-year term to expire at the Annual General Meeting in 2005 and for the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of ACE Limited.

A.	Election of Directors

1.	For Election to Term Expiring in 2006:

01 Michael G. Atieh	02 Bruce L. Crockett,
03 Thomas J. Neff	04 Robert W. Staley and
05 Gary M. Stuart

FOR	WITHHELD	EXCEPTIONS
☐	☐	☐

2.	For Election to Term Expiring in 2005:

06  Evan G. Greenberg

To vote your shares for all Director nominees, mark the “For” box on Item A. To withhold voting for all nominees, mark the “Withheld” box. If you do not wish your shares voted “For” a particular nominee, mark the “Exceptions” box and enter the name(s) of the exception(s) in the space provided.

B.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of ACE Limited for the fiscal year ending December 31, 2003.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

ñ    FOLD AND DETACH HERE    ñ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/ace		1-800-435-6710

Use the Internet to vote your proxy.
Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

ACE LIMITED

c/o P.O. BOX 3543

South Hackensack, NJ 07606-9243

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Duperreault, Philip Bancroft and Peter Mear as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on May 15, 2003 or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

ñ    FOLD AND DETACH HERE    ñ

You can now access your ACE Limited account online.

Access your ACE Limited shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for ACE Limited, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1:    FIRST TIME USERS—Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•	SSN or Investor ID

•	PIN

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2:    Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN or Investor ID

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3:    Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Book-Entry Information

•	Issue Certificate

•	Payment History

•	Address Change

•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time